EXHIBIT 10.22

AMENDMENT NO. 1 TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Amendment") is effective as of January 30, 2013 (the "Effective Date"), by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (the "Company"), and MICHAEL L. GRAVELLE (the "Employee") and amends that certain Amended and Restated Employment Agreement dated as of January 1, 2010 (the “Agreement”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.Section 2 of the Agreement is deleted and the following shall be inserted in lieu thereof: “Employment and Duties. Subject to the terms and conditions of this Agreement, the Company agrees to continue to employ the Employee to serve in an executive capacity as Executive Vice President, General Counsel and Corporate Secretary. The Employee accepts such continued employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position and such other duties, functions and responsibilities as may be prescribed from time to time by the Chief Executive Officer (the "CEO") or the Chairman of the Board of Directors of the Company. The Company acknowledges and agrees that Employee may serve as a non-executive employee of Fidelity National Information Services, Inc., Senior Vice President, General Counsel and Corporate Secretary of Remy International, Inc. (“Remy”), a majority owned subsidiary of the Company and receive an annual salary of $148,000 and a bonus opportunity at target under Remy's annual incentive plan of 55% ($81,400), and in other unpaid non-competitor companies.”
2. The first sentence of Section 4 of the Agreement is deleted and the following shall be inserted in lieu thereof: “Salary. During the period from February 1, 2013 through March 31, 2013, the Company shall pay the Employee a base salary at an annual rate, before deducting all applicable withholdings, of $82,000 per year, payable at the time and in the manner dictated by the Company's standard payroll policies. During the period from April 1, 2013 through the end of the Employment Term, the Company shall pay the Employee a base salary at an annual rate, before deducting all applicable withholdings, of no less than $337,000 per year, payable at the time and in the manner dictated by the Company's standard payroll policies. For purposes of calculating Employee's disability and supplemental disability insurance, and termination payments under the Agreement, Employee's Annual Base Salary shall include Employee's aggregate annual base salary with the Company and Remy.”
3.    Section 5(c) of the Agreement is deleted and the following shall be inserted in lieu thereof: “(c)    eligibility to elect and purchase supplemental disability insurance sufficient to provide sixty percent of the Employee's pre-disability Annual Base Salary, subject to certain limitations contained in the disability policies”
4.    Section 5(d) is deleted and the following shall be inserted in lieu thereof: “an annual incentive bonus opportunity under the Company's annual incentive plan ("Annual Bonus Plan") for each calendar year included in the Employment Term, with such opportunity to be earned based upon attainment of performance objectives established by the Committee ("Annual Bonus"). For 2012 and continuing for the remainder of the Employment Term, the Employee's target Annual Bonus under the Annual Bonus Plan shall be no less than 120% of the Employee's paid salary with the Company, with a maximum of up to 240% of the Employee's paid salary with the Company (collectively, the target and maximum are referred to as the "Annual Bonus Opportunity"). The Employee's Annual Bonus Opportunity may be periodically reviewed and increased (but not decreased without the Employee's express written consent) at the discretion of the Committee. The Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates. Unless provided otherwise herein or the Committee determines otherwise, no Annual Bonus shall be paid to the Employee unless the Employee is employed by the Company, or an affiliate thereof, on the last day of the Annual Bonus measurement period.”
IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

FIDELITY NATIONAL FINANCIAL, INC.
By:	/s/ George P. Scanlon
Its:	Chief Executive Officer
Michael L. Gravelle
/s/ Michael L. Gravelle